Exhibit 10.25

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Effective: February 16, 2021

The board of directors (the “Board”) of Editas Medicine, Inc. (the “Company”) has approved a non-employee director compensation program. Under this non-employee director compensation program, the Company pays its non-employee directors retainers in cash.  Each non-employee director receives a cash retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee receives higher retainers for such service. The amounts of the fees paid to each non-employee director for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member	Chairman
	Annual Fee	Annual Fee
Board of Directors	$35,000	$75,000
Audit Committee	$7,500	$15,000
Organization, Leadership and Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000
Science and Technology Committee	$5,000	$10,000

Any non-employee director serving as the Board-appointed lead independent director also receives an annual fee of $25,000, in addition to any fees such director receives for his or her service on the Board or any committees thereof.

These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving.  The Company also reimburses its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings. Additionally, the Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.

Under the Company’s non-employee director compensation program, each non-employee director receives, under the Company’s 2015 Stock Incentive Plan, upon his or her initial election to the Board, an option to purchase 23,076 shares of the Company’s common stock. Each of these options vests as to one-third of the shares of the Company’s common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director's continued service as a director. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least four months receives, under the 2015 Stock Incentive Plan, an option to purchase 11,538 shares of the Company’s common stock; these options vest in full on the one-year anniversary of the grant date unless otherwise provided at the time of grant, subject to the non-employee director's continued service as a director. All options issued to the Company’s non-employee directors under the non-employee director compensation program are issued at exercise prices equal to the fair market value of the Company’s common stock on the date of grant and become exercisable in full upon a change in control of the Company.